UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              Brio Technology, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    109704106
                                    ---------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 2 of 9 pages

CUSIP NO.  109704106                   13G
           ---------
--------------------------------------------------------------------------------

1.    Name of Reporting Person                    General Atlantic Partners, LLC
      S.S. or I.R.S. Identifica-
      tion No. of Above Person

--------------------------------------------------------------------------------

2.    Check the Appropriate Box                                  (a) [X]
      if a Member of a Group                                     (b) [_]

--------------------------------------------------------------------------------

3.    S.E.C. Use Only

--------------------------------------------------------------------------------

4.    Citizenship or Place of Organization                       Delaware

--------------------------------------------------------------------------------

Number of Shares         (5) Sole Voting Power                   0
Beneficially             (6) Shared Voting Power                 2,347,258
Owned by Each            (7) Sole Dispositive Power              0
Reporting Person         (8) Shared Dispositive Power            2,347,258

--------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      2,347,258

--------------------------------------------------------------------------------

10.   Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares                                                     [_]

--------------------------------------------------------------------------------

11.   Percent of Class Represented by Amount in Row 9            8.5%

--------------------------------------------------------------------------------

12.   Type of Reporting Person                                   00

--------------------------------------------------------------------------------

                                                               Page 3 of 9 pages

CUSIP NO.  109704106                   13G
           ---------
--------------------------------------------------------------------------------

1.    Name of Reporting Person                General Atlantic Partners 18, L.P.
      S.S. or I.R.S. Identifica-
      tion No. of Above Person

--------------------------------------------------------------------------------

2.    Check the Appropriate Box                                  (a) [X]
      if a Member of a Group                                     (b) [_]

--------------------------------------------------------------------------------

3.    S.E.C. Use Only

--------------------------------------------------------------------------------

4.    Citizenship or Place of Organization                       Delaware

--------------------------------------------------------------------------------

Number of Shares         (5) Sole Voting Power                   0
Beneficially             (6) Shared Voting Power                 2,347,258
Owned by Each            (7) Sole Dispositive Power              0
Reporting Person         (8) Shared Dispositive Power            2,347,258

--------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      2,347,258

--------------------------------------------------------------------------------

10.   Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares                                                     [_]

--------------------------------------------------------------------------------

11.   Percent of Class Represented by Amount in Row 9            8.5%

--------------------------------------------------------------------------------

12.   Type of Reporting Person                                   PN

--------------------------------------------------------------------------------

                                                               Page 4 of 9 pages

CUSIP NO.  109704106                   13G
           ---------
--------------------------------------------------------------------------------

1.    Name of Reporting Person                General Atlantic Partners 43, L.P.
      S.S. or I.R.S. Identifica-
      tion No. of Above Person

--------------------------------------------------------------------------------

2.    Check the Appropriate Box                                  (a) [X]
      if a Member of a Group                                     (b) [_]

--------------------------------------------------------------------------------

3.    S.E.C. Use Only

--------------------------------------------------------------------------------

4.    Citizenship or Place of Organization                       Delaware

--------------------------------------------------------------------------------

Number of Shares         (5) Sole Voting Power                   0
Beneficially             (6) Shared Voting Power                 2,347,258
Owned by Each            (7) Sole Dispositive Power              0
Reporting Person         (8) Shared Dispositive Power            2,347,258

--------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      2,347,258

--------------------------------------------------------------------------------

10.   Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares                                                     [_]

--------------------------------------------------------------------------------

11.   Percent of Class Represented by Amount in Row 9            8.5%

--------------------------------------------------------------------------------

12.   Type of Reporting Person                                   PN

--------------------------------------------------------------------------------

                                                               Page 5 of 9 pages

CUSIP NO.  109704106                   13G
           ---------
--------------------------------------------------------------------------------

1.    Name of Reporting Person                   GAP Coinvestment Partners, L.P.
      S.S. or I.R.S. Identifica-
      tion No. of Above Person

--------------------------------------------------------------------------------

2.    Check the Appropriate Box                                  (a) [X]
      if a Member of a Group                                     (b) [_]

--------------------------------------------------------------------------------

3.    S.E.C. Use Only

--------------------------------------------------------------------------------

4.    Citizenship or Place of Organization                       New York

--------------------------------------------------------------------------------

Number of Shares         (5) Sole Voting Power                   0
Beneficially             (6) Shared Voting Power                 2,347,258
Owned by Each            (7) Sole Dispositive Power              0
Reporting Person         (8) Shared Dispositive Power            2,347,258

--------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      2,347,258

--------------------------------------------------------------------------------

10.   Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares                                                     [_]

--------------------------------------------------------------------------------

11.   Percent of Class Represented by Amount in Row 9            8.5%

--------------------------------------------------------------------------------

12.   Type of Reporting Person                                   PN

--------------------------------------------------------------------------------

                                                               Page 6 of 9 pages

CUSIP No. 109704106

                              SCHEDULE 13G

         This Schedule 13G is filed by the undersigned with respect to the shares of common stock, par value $.001 per share (the "Common Stock"), of Brio Technology, Inc. (the "Company").


Item 1.  (a) Name of Issuer

         Brio Technology, Inc.

         (b) Address of Issuer's Principal Executive Offices

         3460 West Bayshore Road
         Palo Alto, California 94303

Item 2.  (a) Names of Persons Filing

         General Atlantic Partners, LLC ("GAP")
         General Atlantic Partners 18, L.P. ("GAP 18")
         General Atlantic Partners 43, L.P. ("GAP 43")
         GAP Coinvestment Partners, L.P. ("GAPCO" and, together with GAP, GAP 18 and GAP 43, the "Reporting Persons")

         (b) Address of Principal Business Office

         c/o General Atlantic Service Corporation
         3 Pickwick Plaza
         Greenwich, CT 06830

         (c) Citizenship

         GAP -- Delaware
         GAP 18 -- Delaware
         GAP 43 -- Delaware
         GAPCO -- New York

         (d) Title of Class of Securities

         Common Stock, par value $.001 per share (the "Shares")

         (e) CUSIP Number

         109704106

                                                               Page 7 of 9 pages

CUSIP No. 109704106

Item 3.  This statement is not filed pursuant to either Rule 13d-1(b) or 13d-
         2(b).

Item 4. As of March 15, 2000, GAP, GAP 18, GAP 43 and GAPCO owned of record no Shares, 1,240,700 Shares, 803,345 Shares and 301,213 Shares, respectively, or 0.0%, 4.5%, 2.9% and 1.1%, respectively, of the issued and outstanding Shares. The general partner of GAP 18 and GAP 43 is GAP. The managing members of GAP are Steven A. Denning, Peter L. Bloom, David C. Hodgson, William O. Grabe, William E. Ford, Clifton S. Robbins, Franchon M. Smithson and Matthew Nimetz (collectively, the "GAP Managing Members"). The GAP Managing Members are the general partners of GAPCO. By virtue of the fact that the GAP Managing Members are also the general partners authorized and empowered to vote and dispose of the securities held by GAPCO, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the Shares which each of them owns of record. Accordingly, as of March 15, 2000, each of the Reporting Persons may be deemed to own beneficially an aggregate of 2,347,258 Shares or 8.5% of the issued and outstanding Shares. Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of the 2,347,258 Shares that may be deemed to be owned beneficially by each of them.

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         See Item 4.

Item 7. Identification and Classification of Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         See Item 4.

Item 9.  Notice of Dissolution of Group

         Not applicable.

                                                               Page 8 of 9 pages

CUSIP No. 109704106

Item 10.  Certification

          Not applicable.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                                               Page 9 of 9 pages

CUSIP No. 109704106

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated as of March 16, 2000

                                    GENERAL ATLANTIC PARTNERS, LLC

                                    By: /s/ Thomas J. Murphy
                                        --------------------
                                        Name:  Thomas J. Murphy
                                        Title: Attorney-In-Fact


                                    GENERAL ATLANTIC PARTNERS 18, L.P.

                                    By: General Atlantic Partners, LLC,
                                        its general partner

                                    By: /s/ Thomas J. Murphy
                                        --------------------
                                        Name:  Thomas J. Murphy
                                        Title: Attorney-In-Fact


                                    GENERAL ATLANTIC PARTNERS 43, L.P.

                                    By: General Atlantic Partners, LLC,
                                        Its general partner

                                    By: /s/ Thomas J. Murphy
                                        --------------------
                                        Name:  Thomas J. Murphy
                                        Title: Attorney-In-Fact


                                    GAP COINVESTMENT PARTNERS, L.P.

                                    By: /s/ Thomas J. Murphy
                                        --------------------
                                        Name:  Thomas J. Murphy
                                        Title: Attorney-In-Fact

                         GENERAL ATLANTIC PARTNERS, LLC
                                3 Pickwick Plaza
                               Greenwich, CT 06830

                                                               December 22, 1999

                                POWER OF ATTORNEY


         The undersigned, General Atlantic Partners, LLC, a Delaware limited liability company, with its principal office at 3 Pickwick Plaza, Greenwich, Connecticut, United States of America (the "Limited Liability Company"), by its Executive Managing Member, Steven A. Denning, a U.S. citizen, of full legal age, domiciled at 16 Khakum Drive, Greenwich, CT 06831, hereby constitutes and appoints Thomas J. Murphy, a U.S. citizen, of full legal age, domiciled at 221 Old King's Highway North, Darien, CT 06820, its true and lawful attorney-in-fact and agent, in any and all capacities, to execute and deliver any and all documents and instruments and to make any governmental filings on behalf of the Limited Liability Company as fully to all intents and purposes as a Managing Member of the Limited Liability Company might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done. This power of attorney shall expire on December 31, 2000.

                                GENERAL ATLANTIC PARTNERS, LLC


                                By: /s/ Steven. A. Denning
                                    ----------------------
                                    Steven A. Denning
                                    Executive Managing Member

STATE OF Connecticut )
                      :ss
COUNTY OF Fairfield  )

         On the 22nd day of December 1999, before me personally came Steven A. Denning, to me known, and known to me to be the individual described in, and who executed the foregoing document, and he acknowledged to me that he executed the same.

/s/ Sheila Hughes                  Notary Public
-----------------
Sheila Hughes

                         GAP COINVESTMENT PARTNERS, L.P.
                                3 Pickwick Plaza
                               Greenwich, CT 06830

                                                               December 22, 1999

                                POWER OF ATTORNEY


         The undersigned, GAP Coinvestment Partners, L.P., a Delaware limited partnership, with its principal office at 3 Pickwick Plaza, Greenwich, Connecticut, United States of America (the "Partnership"), by its Managing General Partner, Steven A. Denning, a U.S. citizen, of full legal age, domiciled at 16 Khakum Drive, Greenwich, CT 06831, hereby constitutes and appoints Thomas
J. Murphy, a U.S. citizen, of full legal age, domiciled at 221 Old King's Highway North, Darien, CT 06820, its true and lawful attorney-in-fact and agent, in any and all capacities, to execute and deliver any and all documents and instruments and to make any governmental filings on behalf of the Partnership as fully to all intents and purposes as a General Partner of the Partnership might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done. This power of attorney shall expire on December 31, 2000.

                                GAP COINVESTMENT PARTNERS, L.P.


                                By: /s/ Steven. A. Denning
                                    ----------------------
                                    Steven A. Denning
                                    Managing General Partner

STATE OF Connecticut )
                      : ss.
COUNTY OF Fairfield  )

         On the 22nd day of December 1999, before me personally came Steven A. Denning, to me known, and known to me to be the individual described in, and who executed the foregoing document, and he acknowledged to me that he executed the same.

/s/ Sheila Hughes                  Notary Public
-----------------
Sheila Hughes